Exhibit 10.5

VERITEQ CORPORATION

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES D CONVERTIBLE PREFERRED STOCK

The undersigned, Scott R. Silverman and Allison F. Tomek, hereby certify that:

1. They are the Chief Executive Officer and Secretary, respectively, of VeriTeQ Corporation, a Delaware corporation (the "Corporation").

2. The Corporation is authorized to issue 5,000,000 shares of preferred stock, of which none are currently designated, issued and outstanding.

3. The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 5,000,000 shares of $0.01 par value preferred stock (the "Preferred Stock"), issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any series and the designation thereof, of any of them;

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid in accordance with Section 151 of the General Corporation Law of the State of Delaware, and as set forth in this Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series D Convertible Preferred Stock, to designate the rights, preferences, restrictions and other matters relating to the Series D Convertible Preferred Stock, which will consist of 2,000 shares of Preferred Stock, par value $0.01 per share, which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock are hereby amended and restated as follows:

I. Terms of Preferred Stock.

A. Designation and Amount. The series of preferred stock will be designated as the Corporation's Series D Convertible Preferred Stock (the "Series D Preferred Stock") and the number of shares so designated will be 2,000, which will not be subject to increase without the consent of the holders (each a "Holder" and collectively, the "Holders") of a majority of the outstanding shares of Series D Preferred Stock.

B. Ranking,Voting and Preemptive Rights.

1.

Ranking. The Series D Preferred Stock will, with respect to rights upon liquidation, winding-up or dissolution, rank: (a) junior to all existing and future indebtedness of the Corporation, and (b) senior with respect to dividends and right of liquidation with the Corporation's Common Stock ("Common Stock"). Without the prior written consent of Holders holding a majority of the outstanding shares of Series D Preferred Stock, the Company may not issue any Preferred Stock that is not junior to the Series D Preferred Stock in right of dividends and liquidation.

2.

Voting. Prior to conversion, each share of Series D Preferred Stock shall be entitled to vote on all matters requiring shareholder vote, and Holders of the Series D Preferred Stock will vote with holders of Common Stock. Each share of Series D Preferred Stock will be entitled to the number of votes per share based on the calculation of As Converted Voting Shares, as if the Holder were voting Common Stock, on any record date for any shareholder vote. By way of example, assuming no stock splits or combinations, a Holder with 100 shares (total Stated Value of $100,000) would have the right to vote 32,258,064 votes (the “As Converted Voting Shares” for this example would be calculated as follows: 100 x 1000 / 0.0031 = 32,258,064).

3.	Preemptive rights. The Series D Preferred Stock shall not have any preemptive rights to subscribe for additional equity of the Corporation.

C. Dividends.

1.	Holders of Series D Preferred Stock will not be entitled to dividends on each outstanding share of Series D Preferred Stock.

2.	So long as any shares of Series D Preferred Stock are outstanding, no dividends or other distributions will be paid, declared or set apart with respect to any Common Stock.

D. Liquidation.

1.

Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Corporation, and after payment or provision for any liquidation preference payable to the holders of any Preferred Stock ranking senior upon liquidation to the Series D Preferred Stock, but prior to any distribution or payment made to the holders of Common Stock or the holders of any Preferred Stock ranking junior upon liquidation to the Series D Preferred Stock by reason of their ownership thereof, the Holders of Series D Preferred Stock will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount with respect to each share of Series D Preferred Stock equal to the Stated Value thereof (collectively, the "Series D Liquidation Value”). The “Stated Value” shall mean $1,000 per share, which represents the price at which the Series D Preferred Stock is being issued by the Corporation to the Holders.

2.

If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation will be insufficient to make payment in full to all Holders, then such assets will be distributed among the Holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

E. Conversion.

1.	Conversion Date. Except as provided in Section 1.E.2 and 1.F, any outstanding shares of Series D Preferred Stock will convert into shares of Common Stock on January 2, 2017 (the “Conversion Date”).

2.

Delayed Conversion. If, for whatever reason, the Corporation does not have adequate shares of Common Stock to effect the conversion of all outstanding shares of the Series D Preferred Stock on January 2, 2017, then the Conversion Date shall be delayed until two business days following the date on which shares of Common Stock are available to effect the conversion of Series D Preferred Stock. If the Corporation has not made available adequate shares of Common Stock to effect the conversion of all outstanding shares of the Series D Preferred Stock by April 2, 2017, then the Corporation must redeem all outstanding shares of Series D Preferred Stock for a price equal to the cash value of the shares of Common Stock that would have been so issued, but for the Corporation’s not having adequate number of shares of Common Stock. The cash value shall be calculated using the average closing price of a share of Common Stock on the 5 Trading Days prior to January 2, 2017 multiplied by the number of shares of Common Stock calculated pursuant to Section 1.E.3 for such date.

3.

Mechanics of Conversion. On any Conversion Date, the Corporation shall cause to be issued within three business days to the applicable Holder a number of shares of Common Stock equal to (i) the Series D Liquidation Value multiplied by (ii) the number of shares of Series D Preferred Stock held by such Holder and being converted, divided by (iii) the Conversion Price with respect to such Series D Preferred Stock or, if lesser, the Issue Date Market Value. No fractional shares shall be issued; the Corporation shall round down if any calculation results in the issuance of a fractional share. By way of example, assuming no stock splits or stock combinations, a Holder that is converting 100 shares of Series D Preferred Stock (aggregate Stated Value of $100,000) would convert into a number of shares equal to 100 x 1000 / 0.0031 or, if the average closing price over the 5 Trading Days preceding the Conversion Date is lower than 0.0031, then the formula shall be 100 x 1000 / such price).

F. Redemption and Early Conversion.

1.

Mandatory Redemption. If the Corporation determines to liquidate, dissolve or wind-up its business and affairs, or effect any Change of Control Event, the Corporation will redeem all of the outstanding shares of Series D Preferred Stock prior to such event. Such Mandatory Redemption will be effected by giving at least ten days’ advance notice (via email or overnight courier) to the Holders prior to such event and, if applicable prior to the record date in connection with such event (the “Event Notice”). The redemption price shall be at a price per share equal to 100% of the Series D Liquidation Value for all shares of Series D Preferred Stock held by such Holder. After the Event Notice is delivered to the Holders, during the ten day notice period, Holders will have the right to convert pursuant to Section I.E.3, by giving notice to the Corporation in which the Holder may specify a Conversion Date at any time prior to the event referenced in the Event Notice.

2.

Mechanics of Redemption. The Corporation shall send the Event Notice to each Holder whose shares are to be redeemed, which Event Notice will indicate (a) the number of shares of Series D Preferred Stock is being redeemed, (b) a description of the event triggering the Event Notice, (c) the date upon which the applicable redemption price will be paid, and (d) the amount of the applicable redemption price. Upon receipt of such initial notice, the Holder will have the right to convert its Series D Preferred Shares into common shares pursuant to the last sentence of Section 1.F.1.

3.

Payment of Redemption Price. Upon receipt by any Holder of a Notice of Redemption at Option of Corporation, if Holder does not choose to convert pursuant to Section I.F.1, such Holder will promptly submit to the Corporation such Holder's Series D Preferred Stock certificates. Upon receipt of such Holder's Series D Preferred Stock certificates, the Corporation will pay the applicable redemption price to such Holder in cash.

G. Definitions. For purposes of this Section I, the following terms shall have the following meanings:

1.

"As Converted Voting Shares" means the number of votes per share of Series D Preferred Stock calculated as pursuant to the following formula: Number of votes per Series D share = Series D Liquidation Value per share, divided by the Issue Date Market Value then in effect. In the event that the As Converted Voting Shares is not a whole number, it shall be rounded down to the nearest whole number.

2.

“Change of Control Event" means: (a) a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation or, if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

3.	”Conversion Price" means the average closing price for a share of Common Stock over the 5 Trading Days preceding the Conversion Date.

4.	“Issuance Date” shall mean November 3, 2014.

5.

“Issue Date Market Value” shall mean the closing price on the Trading Day y prior to issuance of the Series D Preferred Stock ($0.0031), subject to the following adjustments: If the Corporation at any time and from time to time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Issue Date Market Value in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time and from time to time on or after the first Issuance Date combines (by combination, reverse stock split, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Issue Date Market Value in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

6.

"Trading Day" means any day on which the Common Stock is traded on the Trading Market; provided that it shall not include any day on which the Common Stock is (i) scheduled to trade for less than 5 hours, or (Ii) suspended from trading.

7.

"Trading Market" means the OTC Bulletin Board, the OTCQB, the OTC Pink Sheets, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the NYSE Amex, or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock. All Trading Market data shall be measured as provided by the appropriate function of the Bloomberg Professional service of Bloomberg Financial Markets or its successor performing similar functions.

H. Stock Register. The Corporation will keep at its principal office, or at the offices of the transfer agent, a register of the Series D Preferred Stock, which shall be prima facie indicia of ownership of all outstanding shares of Series D Preferred Stock. Upon the surrender of any certificate representing Series D Preferred Stock at such place, the Corporation, at the request of the record Holder of such certificate, will execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the Holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

I. Protective Provision. So long as any shares of Series D Preferred Stock are outstanding, the Corporation will not, without the affirmative approval of the Holders of a majority of the shares of Series D Preferred Stock then outstanding (voting as a class), (i) alter or change adversely the powers, preferences or rights given to the Series D Preferred Stock or alter or amend this Certificate of Designations, (ii) authorize or create any class of stock ranking as to distribution of dividends senior to the Series D Preferred Stock, (iii) amend its articles of incorporation or other charter documents in breach of any of the provisions hereof, (iv) increase the authorized number of shares of Series D Preferred Stock (v) liquidate, dissolve or wind-up the business and affairs of the Corporation, or effect any Deemed Liquidation Event (as defined below), or (vi) enter into any agreement with respect to any of the foregoing. In addition the Corporation will not have the power to effect a Change of Control Event unless (A) the Holders are able to convert pursuant to Section 1.F, or (B) the agreement or plan of merger or consolidation for such transaction provides the that Holders will receive the greater of (i) the consideration payable to the stockholders of the Corporation will be allocated among the holders of capital stock of the Corporation in accordance with Section I.D, or (ii) the economic value of the shares of Common Stock that the Holder would have, if the Holder had been able to convert pursuant to Section 1.F.

II. Miscellaneous.

A. Notices. Any and all notices to the Corporation will be addressed to the Corporation's Chief Financial Officer at the Corporation's principal place of business on file with the Secretary of State of the State of Delaware. Any and all notices or other communications or deliveries to be provided by the Corporation to any Holder hereunder will be in writing and delivered personally, by electronic mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the address of such Holder appearing on the books of the Corporation, or if no such address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder will be deemed given and effective on the earliest of (1) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (2) upon actual receipt by the party to whom such notice is required to be given.

B. Lost or Mutilated Preferred Stock Certificate. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series D Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement will be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation will, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

C. Headings. The headings contained herein are for convenience only and will not be deemed to limit or affect any of the provisions hereof.

RESOLVED, FURTHER, that the chief executive officer, chief legal and financial officer, president or any vice-president, and the secretary of the Corporation be and they hereby are authorized and directed to prepare and file a Designation of Preferences, Rights and Limitations of Series D Preferred Stock in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 3rd day of November, 2014.

Signed: /s/ Scott Silverman

Name: Scott Silverman

Title: Chief Executive Officer

Signed: /s/ Allison Tomek

Name: Allison Tomek

Title: Secretary